Exhibit 99.1

Digi International Reports First Fiscal Quarter 2026 Results
Record Quarterly Revenue of $122M, End of Quarter ARR of $157M
Cash Flow From Operations of $36M
(Minneapolis, MN, February 4, 2026) - Digi International Inc. ("Digi" or the "Company") (Nasdaq: DGII), a leading global provider of business and mission-critical Internet of Things ("IoT") products, services and solutions, today announced its financial results for its first fiscal quarter ended December 31, 2025.

First Fiscal Quarter 2026 Results Compared to First Fiscal Quarter 2025 Results1

•Revenue was $122 million, an increase of 18%.

•Gross profit margin was 62.4%, an increase of 40 basis points.

•Operating margin was 13.3%, an increase of 40 basis points.

•Net income was $12 million, an increase of 16%.

•Net income per diluted share was $0.31, an increase of 15%.

•Adjusted net income was $21 million, an increase of 27%.

•Effective in the first fiscal quarter 2026, the Company has updated its calculation of adjusted net income and adjusted net income per share to include interest expense. Previously, interest was excluded from this non-GAAP measure as the Company operated without structural debt. Going forward, interest will be included to provide a more comprehensive view of operating performance and to align with evolving best practices. Adjusted net income per diluted share was $0.56, an increase of 24%, including a $0.06 impact from interest expense in both periods.

•Adjusted EBITDA was $32 million, an increase of 23%.

•Annualized Recurring Revenue (ARR) was $157 million at quarter end, an increase of 31%.

(1) Fiscal 2026 results include the results of Jolt.

Reconciliations of non-GAAP financial measures to their closest GAAP analogs appear at the end of this release, as well as a discussion of recent changes to the method of calculating adjusted net income and adjusted net income per share.
“We’re off to a great start to our fiscal year 2026. Digi’s customer focus is shining through our IoT solutions that drive meaningful ROI. With the addition of Jolt, we delivered double digit growth in ARR, revenue, adjusted EBITDA, and adjusted EPS in our fiscal first quarter,” stated Ron Konezny, President and CEO. “We are thrilled to have the Particle team join the Digi family. Particle’s unique solutions build and manage connected devices, and we have an aligned culture focused on customer value. Our strong cash generation propels a flywheel of organic growth complemented by select acquisitions.”

Digi International Reports First Fiscal Quarter 2026 Results
Additional Financial Highlights

•We made payments against our revolving credit facility of $24 million in the first quarter, reducing our outstanding debt as of the end of the first quarter to $135 million and a cash and cash equivalents balance of $31 million resulting in a debt net of cash and cash equivalents of $104 million.

•Cash flow from operations was $36 million in the first quarter of fiscal 2026, compared to $30 million in the first quarter of fiscal 2025. This change was driven primarily by a $5.1 million decrease in deferred income tax benefit in the first quarter of fiscal 2026 compared to a $0.5 million increase in the first quarter of fiscal 2025.
Segment Results
IoT Product & Services
The segment's first fiscal quarter 2026 revenue of $86 million increased 11% compared to the same period in the prior fiscal year. This consisted of a $6.3 million increase in one-time sales and $2.2 million of recurring revenue growth, with no material impact from pricing. ARR as of the end of the first fiscal quarter was $34 million, an increase of 26% from the end of the first fiscal quarter of 2025. This increase was due to growth in the subscription base across remote management platforms and extended warranty offerings and technical support. Operating margin decreased 60 basis points to 13.5% of revenue for the first fiscal quarter of 2026, driven by higher inventory related expenses offset by favorable product margin mix and operating expense leverage.
IoT Solutions
The segment's first fiscal quarter 2026 revenue of $36 million increased 39%, as compared to the same period in the prior fiscal year. The increase consisted of a $7.6 million increase in recurring revenue and a $2.5 million increase in one-time sales, both driven primarily by the Jolt acquisition. ARR as of the end of the first fiscal quarter was $123 million, an increase of 32% from the end of the first fiscal quarter of 2025, driven primarily by the acquisition of Jolt, as well as growth in both SmartSense and Ventus. Operating margins increased 370 basis points to 12.9% in the first fiscal quarter of 2026 compared to the prior fiscal year. This increase was the result of favorable operating expense leverage and a higher proportion of volume from recurring revenue, which has a higher margin.
Capital Allocation Strategy
We intend to continue to deleverage the Company's balance sheet.
Acquisitions remain a top capital priority for Digi as reflected by our acquisition of Particle announced on January 27. Particle is a leading provider of edge-to-cloud application infrastructure for intelligent devices that adds approximately $20 million of ARR to Digi’s IoT Products & Services segment.
We will continue to be disciplined in our approach and act when we believe an opportunity is appropriate to execute in the context of prevailing market conditions. We intend to focus more on scale and ARR.

Digi International Reports First Fiscal Quarter 2026 Results
Second Fiscal Quarter & Full Year Fiscal 2026 Guidance
The expansion of software applications and AI adoption continues to drive demand for hardware-enabled software solutions that address our customers’ most critical business needs. Our focus remains on delivering solutions that generate recurring revenue streams and create sustained value for customers well beyond the initial device purchase. We see continued growth and evolution in the Industrial Internet of Things market, reinforcing our confidence in achieving $200 million in both ARR and Adjusted EBITDA over the next three years. Strategic acquisitions aligned with these objectives could accelerate our path to these targets.
The market dynamics favor Digi’s solutions as customers increasingly recognize that legacy 'set it and forget it' approaches no longer meet their operational requirements. Organizations are prioritizing connectivity and software capabilities as fundamental enablers of their strategic initiatives. For fiscal 2026, our guidance reflects both our operational outlook and the January 2026 acquisition of Particle. We anticipate ARR growth of 23%, revenue growth of 14%-18%, and Adjusted EBITDA growth of 17-21%. The impact of Particle and its expected synergies to this guide is approximately $20 million to $22 million in ARR, $13 million to $14 million in Revenue, and $1 million to $2 million in Adjusted EBITDA. After capturing synergies, we expect Particle to contribute $5M to our FY27 Adjusted EBITDA. Particle will be integrated into our IoT P&S Segment and will not be reported on a stand-alone basis.
For the second fiscal quarter, revenues are estimated to be $124 million to $128 million. Adjusted EBITDA is estimated to be between $31.5 million and $33.0 million. New for fiscal 2026, we are including interest expense in our Adjusted net income per diluted share metric and we have done the same for comparison periods. Adjusted net income per diluted share is anticipated to be between $0.56 and $0.59 per diluted share, assuming a weighted average diluted share count of 38.8 million shares. This includes an expected impact from interest between $0.04 and $0.05 per diluted share.
We provide guidance or longer-term targets for Adjusted net income per share as well as Adjusted EBITDA targets on a non-GAAP basis. We do not reconcile these items to their most comparable U.S. GAAP measure as it is not possible to predict without unreasonable efforts numerous items that include but are not limited to the impact of foreign exchange translation, restructuring, interest and certain tax-related events. Given the uncertainty, any of these items could have a significant impact on U.S. GAAP results.
First Fiscal Quarter 2026 Conference Call Details
As announced on January 14, 2026, Digi will discuss its first fiscal quarter results on a conference call on Wednesday, February 4, 2026 at approximately 5:00 p.m. ET (4:00 p.m. CT). The call will be hosted by Ron Konezny, President and Chief Executive Officer and Jamie Loch, Chief Financial Officer.
Participants may register for the conference call at: https://register-conf.media-server.com/register/BI93b4f93773e347adae9eb14b0fc12042. Once registration is completed, participants will be provided a dial in number and passcode to access the call. All participants are asked to dial-in 15 minutes prior to the start time.
Participants may access a live webcast of the conference call through the investor relations section of Digi’s website, https://digi.gcs-web.com/ or the hosting website at: https://edge.media-server.com/mmc/p/n6xi94eu/.
A replay will be available within approximately two hours after the completion of the call for approximately one year. You may access the replay via webcast through the investor relations section of Digi’s website.
A copy of this earnings release can be accessed through the financial releases page of the investor relations section of Digi's website at www.digi.com.
For more news and information on us, please visit www.digi.com/aboutus/investorrelations.
About Digi International
Digi International Inc. (Nasdaq: DGII) is a leading global provider of IoT connectivity products, services and solutions. We help our customers create next-generation connected products and deploy and manage critical communications infrastructures in demanding environments with high levels of security and reliability. Founded in 1985, we’ve helped our customers connect over 100 million things and growing. For more information, visit Digi's website at www.digi.com.

Digi International Reports First Fiscal Quarter 2026 Results
Forward-Looking Statements
This press release contains forward-looking statements that are based on management’s current expectations and assumptions. These statements often can be identified by the use of forward-looking terminology such as "assume," "believe," "continue," "estimate," "expect," "intend," "may," "plan," "potential," "project," "should," or "will" or the negative thereof or other variations thereon or similar terminology. Among other items, these statements relate to expectations of the business environment in which Digi operates, projections of future performance, including but not limited to expectations regarding the Company’s profitability and net cash position, inventory levels, supply chain normalization, perceived marketplace opportunities, debt repayments, attributions of potential acquisitions and statements regarding our mission and vision. Such statements are not guarantees of future performance and involve certain risks, uncertainties and assumptions. Among others, these include risks related to our ability to realize synergies and operating benefits from acquisitions, like our recent acquisitions of Jolt completed in August 2025, and Particle completed in January 2026, ongoing and varying inflationary and deflationary pressures around the world and the monetary and trade policies of governments globally as well as present and ongoing concerns about a potential recession, the potential for longer than expected sales cycles, the ability of companies like us to operate a global business in such conditions as well as negative effects on product demand and the financial solvency of customers and suppliers in such conditions, risks related to ongoing supply chain challenges that continue to impact businesses globally, regulatory risks that include, but are not limited to, the potential expansion of tariffs and potential changes to regulations impacting the functionality or compliance of our products, risks related to cybersecurity, data breaches and data privacy, risks arising from military conflicts such as those in Ukraine and the Middle East, the highly competitive market in which we operate, rapid changes in technologies that may displace products sold by us, declining prices of networking products, our reliance on distributors and other third parties to sell our products, the potential for significant purchase orders to be canceled or changed, delays in product development efforts, uncertainty in user acceptance of our products, the ability to integrate our products and services with those of other parties in a commercially accepted manner, potential liabilities that can arise if any of our products have design or manufacturing defects, our ability to integrate and realize the expected benefits of acquisitions, our ability to defend or settle satisfactorily any litigation, the impact of natural disasters and other events beyond our control that could negatively impact our supply chain and customers, potential unintended consequences associated with restructuring, reorganizations or other similar business initiatives that may impact our ability to retain important employees or otherwise impact our operations in unintended and adverse ways, and changes in our level of revenue or profitability which can fluctuate for many reasons beyond our control. These and other risks, uncertainties and assumptions identified from time to time in our filings with the United States Securities and Exchange Commission, including without limitation, those set forth in Item 1A, Risk Factors, of our Annual Report on Form 10-K for the year ended September 30, 2025, and any other subsequent filings, could cause our actual results to differ materially from those expressed in any forward-looking statements made by us or on our behalf. Many of such factors are beyond our ability to control or predict. These forward-looking statements speak only as of the date for which they are made. Except to the extent required by law, we do not undertake, and expressly disclaim, any intent or obligation to update any forward-looking statements, whether as a result of new information, future events or otherwise.

Digi International Reports First Fiscal Quarter 2026 Results
Presentation of Non-GAAP Financial Measures
This release includes adjusted net income, adjusted net income per diluted share and Adjusted EBITDA (defined below), each of which is a non-GAAP measure.
During the first fiscal quarter of 2026, Digi modified its method of calculating adjusted net income and adjusted net income per share to include the impact of interest expense. This change was primarily driven by the continued use of financing by the Company to fund cash flows needs and therefore including the recurring nature of interest presents a better metric by which management believes provides a more representative view of operating performance and cash-generating capability. Accordingly, we evaluated the impact of this change on prior-period disclosures and have recast adjusted net income and adjusted net income per share for all periods to conform to this presentation.
We understand that there are material limitations on the use of non-GAAP measures. Non-GAAP measures are not substitutes for GAAP measures, such as net income, for the purpose of analyzing financial performance. The disclosure of these measures does not reflect all charges and gains that were actually recognized by Digi. These non-GAAP measures are not in accordance with, or an alternative for measures prepared in accordance with, generally accepted accounting principles and may be different from non-GAAP measures used by other companies or presented by us in prior reports. In addition, these non-GAAP measures are not based on any comprehensive set of accounting rules or principles. We believe that non-GAAP measures have limitations in that they do not reflect all of the amounts associated with our results of operations as determined in accordance with GAAP. We believe these measures should only be used to evaluate our results of operations in conjunction with the corresponding GAAP measures. Additionally, Adjusted EBITDA does not reflect our cash expenditures, the cash requirements for the replacement of depreciated and amortized assets, or changes in or cash requirements for our working capital needs.
We believe that providing historical and adjusted net income and adjusted net income per diluted share, respectively, exclusive of such items as reversals of tax reserves, discrete tax benefits, restructuring charges and reversals, intangible amortization, stock-based compensation, other non-operating income/expense, changes in fair value of contingent consideration and acquisition-related expenses related to acquisitions permits investors to compare results with prior periods that did not include these items. Management uses the aforementioned non-GAAP measures to monitor and evaluate ongoing operating results and trends and to gain an understanding of our comparative operating performance. In addition, certain of our stockholders have expressed an interest in seeing financial performance measures exclusive of the impact of these matters, which while important, are not central to the core operations of our business. Management believes that "Adjusted EBITDA", defined as EBITDA adjusted for stock-based compensation expense, acquisition-related expenses, restructuring charges and reversals, and changes in fair value of contingent consideration, is useful to investors to evaluate our core operating results and financial performance because it excludes items that are significant non-cash or non-recurring items reflected in the Condensed Consolidated Statements of Operations. We believe that presenting Adjusted EBITDA as a percentage of revenue is useful because it provides a reliable and consistent approach to measuring our performance year over year and in assessing our performance against that of other companies. We believe this information helps compare operating results and corporate performance exclusive of the impact of our capital structure and the method by which assets were acquired.

Digi International Reports First Fiscal Quarter 2026 Results

Investor Contact:

Rob Bennett
Investor Relations
Digi International
952-912-3524
Email: rob.bennett@digi.com

Digi International Reports First Fiscal Quarter 2026 Results
Digi International Inc.
Condensed Consolidated Statements of Operations
(In thousands, except per share amounts)
(Unaudited)

	Three months ended December 31,
	2025	2024
Revenue	$122,462	$103,866
Cost of sales	46,071	39,468
Gross profit	76,391	64,398
Operating expenses:
Sales and marketing	25,977	21,757
Research and development	17,154	15,027
General and administrative	16,934	14,255
Operating expenses	60,065	51,039
Operating income	16,326	13,359
Other expense, net	(2,307)	(2,263)
Income before income taxes	14,019	11,096
Income tax provision	2,308	1,013
Net income	$11,711	$10,083

Net income per common share:
Basic	$0.31	$0.27
Diluted	$0.31	$0.27
Weighted average common shares:
Basic	37,352	36,680
Diluted	38,239	37,483

Digi International Reports First Fiscal Quarter 2026 Results
Digi International Inc.
Condensed Consolidated Balance Sheets
(In thousands)
(Unaudited)

	December 31, 2025	September 30, 2025
ASSETS
Current assets:
Cash and cash equivalents	$30,932	$21,902
Accounts receivable, net	59,676	63,453
Inventories	39,567	38,911
Income taxes receivable	4,471	1,875
Prepaid expenses and other current assets	6,756	4,558
Total current assets	141,402	130,699
Non-current assets	777,035	791,947
Total assets	$918,437	$922,646
LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	32,462	35,871
Other current liabilities	81,257	71,939
Total current liabilities	113,719	107,810
Long-term debt	134,951	159,152
Other non-current liabilities	20,563	19,607
Non-current liabilities	155,514	178,759
Total liabilities	269,233	286,569
Total stockholders’ equity	649,204	636,077
Total liabilities and stockholders’ equity	$918,437	$922,646

Digi International Inc.
Condensed Consolidated Statements of Cash Flows
(In thousands)
(Unaudited)

	Three months ended December 31,
	2025	2024
Net cash provided by operating activities	$35,626	$29,719
Net cash provided by (used in) investing activities	367	(577)
Net cash (used in) financing activities	(26,943)	(30,540)
Effect of exchange rate changes on cash and cash equivalents	(20)	(177)
Net increase (decrease) in cash and cash equivalents	9,030	(1,575)
Cash and cash equivalents, beginning of period	21,902	27,510
Cash and cash equivalents, end of period	$30,932	$25,935

Digi International Reports First Fiscal Quarter 2026 Results
Non-GAAP Financial Measures
TABLE 1
Reconciliation of Net Income to Adjusted EBITDA
(In thousands)

	Three months ended December 31,
	2025		2024
		% of total revenue		% of total revenue
Total revenue	$122,462	100.0%	$103,866	100.0%

Net income	$11,711		$10,083
Interest expense, net	2,303		2,294
Income tax provision	2,308		1,013
Depreciation and amortization	10,455		8,500
Stock-based compensation expense	3,987		3,560
Gain on asset sale	(200)		—
Restructuring charge	457		159
Acquisition expense, net	543		—
Adjusted EBITDA	$31,564	25.8%	$25,609	24.7%
TABLE 2

Reconciliation of Net Income and Net Income per Diluted Share to
Adjusted Net Income and Adjusted Net Income per Diluted Share
(In thousands, except per share amounts)

	Three months ended December 31,
	2025		2024
Net income and net income per diluted share	$11,711	$0.31	$10,083	$0.27
Amortization	7,256	0.19	5,765	0.15
Stock-based compensation expense	3,987	0.10	3,560	0.09
Other non-operating income (expense)	4	—	(31)	—
Acquisition expense, net	543	0.01	—	—
Gain on asset sale	(200)	(0.01)	—	—
Restructuring charge	457	0.01	159	—
Tax effect from the above adjustments (1)	(1,622)	(0.03)	(2,323)	(0.05)
Discrete tax benefits (2)	(762)	(0.02)	(362)	(0.01)
Adjusted net income and adjusted net income per diluted share (3)	$21,374	$0.56	$16,851	$0.45
Diluted weighted average common shares		38,239		37,483
(1)The tax effect from the above adjustments assumes an estimated effective tax rate of 18.0% for fiscal 2026 and 2025 based on adjusted net income.
(2)For the three and twelve months ended December 31, 2025 and 2024 discrete tax benefits are a result of changes in excess tax benefits recognized on stock compensation.
(3)Adjusted net income per diluted share may not add due to the use of rounded numbers.